Exhibit 99.4

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with Layne’s Consolidated Financial Statements and notes thereto under Exhibit 99.5, Item 8.

Cautionary Language Regarding Forward-Looking Statements

This Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, the duration of the current slowdown in the mineral exploration market, unanticipated slowdowns in Layne’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the timing for the completion of the existing unprofitable contracts in Heavy Civil, the ability to successfully obtain profitable contracts in Energy Services, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity and reduce costs, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Many of the factors that will determine these items are beyond Layne’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and Layne assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand Layne, its operations and our present business environment. MD&A is provided as a supplement to and should be read in connection with the Consolidated Financial Statements and the accompanying notes thereto. MD&A includes the following sections:

•	Business—a general description of Layne’s business and key FY2014 events.

•	Consolidated Review of Operations—an analysis of Layne’s consolidated results of operations for the three years presented in the Consolidated Financial Statements. On July 31, 2014, Layne sold Costa Fortuna, a component of the Geoconstruction reporting segment. This Form 8-K updates the financial presentation and disclosures to report this component as discontinued operations for the periods ended January 31, 2014 and January 31, 2013 (after it was 100% acquired on May 30, 2012).

•	Operating Segment Review of Operations—an analysis of Layne’s results of operations for the three years presented in the Consolidated Financial Statements for Layne’s reporting segments: Water Resources, Inliner, Heavy Civil, Geoconstruction, Mineral Services and Energy Services.

•	Liquidity and Capital Resources—an analysis of cash flows, aggregate financial commitments and certain financial condition ratios.

•	Critical Accounting Policies and Estimates—a discussion of Layne’s critical accounting policies and estimates that involve a higher degree of judgment or complexity.

Business

Layne is a global water management, construction and drilling company. Layne provides responsible solutions for water, mineral and energy challenges. Layne’s operational and organizational structure is divided into divisions based on primary service lines. Each division is comprised of individual district offices, which primarily offer similar services and serve similar markets.

Key Fiscal Year 2014 Events

Contracts with state and local governments have contributed to the decline in revenues for FY2014 as municipalities continue to balance their constrained budgets with the need for improvement of their infrastructure. Water Resources, Heavy Civil and Geoconstruction are the segments which are most affected by this.

Mineral Services continues to be impacted by the global mining exploration slowdown, both in the minerals exploration markets served by Layne’s wholly owned operations and Layne’s Latin America affiliates. Global exploration spending has decreased significantly over the past year in every geographic region. This has reduced the revenues generated by Mineral Services and has adversely affected our results of operations and cash flows. FY2015 will likely see this trend continue until such time as the market becomes stabilized. Given that the assets within the division are in good working order and, geographically diversified and the division has the ability to deploy rapidly to new sites when requested, Layne believes it will be able to react in an expedient manner when the market improves. During FY2014 revenues have decreased by 42.8% from the same period last year. Equity in earnings from Layne’s affiliates has decreased by 117.8% from the previous year.

Geoconstruction experienced weakness for FY2014 compared to FY2013. This division operates in the U.S. and Italy. Due to a delay in executing contracts and continued weakness in the division, Layne determined this to be an indicator of impairment related to the goodwill associated with this segment. Based on this analysis, an interim recoverability test was performed and it was determined the carrying value of goodwill exceeded its fair value. In response to these factors, an impairment charge of $14.6 million was recorded during the second quarter of FY2014, representing the total carrying value of this division’s goodwill.

During the third quarter of FY2014, Geoconstruction executed two contracts totaling $76.0 million for work to be performed in San Francisco. The first contract consists of specialized foundation work for the TransBay Tower, a new sixty-one story building located adjacent the Trans Bay Transit Center. The second San Francisco project is the construction of foundations for three new underground subway stations for the Central Subway Project. On July 31, 2014, Layne sold Costa Fortuna, a business within Geoconstruction, that operated in Brazil and Uruguay for total consideration of approximately $4.4 million. In conjunction with the transaction, Layne acquired certain equipment with an estimated value of $2.1 million by reducing the intercompany receivable owed by Costa Fortuna. The remaining intercompany receivable due from Costa Fortuna was assigned as part of the transaction in exchange for $1.3 million. Results for Costa Fortuna have been presented as discontinued operations for the periods ended January 31, 2014 and January 31, 2013 (after it was 100% acquired on May 30, 2012). The impact in FY2014 to discontinued operations was a net loss of $4.8 million, net of tax.

A $78.1 million valuation allowance on deferred tax assets was recorded during FY2014. Of the $78.1 million valuation allowance, $54.4 million related to deferred tax assets established in a prior year, and $23.7 million related to deferred tax assets established in the current year. Layne maintains $1.3 million of deferred tax assets for certain international jurisdictions where management believes realization is more likely than not. See Note 9 to the Consolidated Financial Statements.

On July 31, 2013, Layne sold SolmeteX, an operation within Water Resources, primarily involved in the dental wastewater treatment market, for a total sales price of $11.1 million, which consisted of cash and preferred units of SolmeteX, LLC. Results for the SolmeteX operation have been presented as discontinued operations for all periods presented and the impact in FY2014 to discontinued operations was income of $5.8 million, net of tax.

Layne entered into an amendment to its Credit Agreement on November 4, 2013 to allow relief on its covenants and to also allow it to enter into a Convertible Notes offering. Layne had previously entered into amendments to its Credit Agreement to allow covenant relief in June and September 2013. See Liquidity and Capital Resources for additional information.

On November 12, 2013, Layne issued $110.0 million in aggregate principal amount of 4.25% Convertible Senior Notes due 2018 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Jefferies LLC (the “Initial Purchaser”) was also granted an option to purchase up to an additional $15.0 million in aggregate principal amount of the Convertible Notes to cover overallotments, if any. The Initial Purchaser exercised this option in the amount of $15.0 million on December 5, 2013. See Liquidity and Capital Resources for additional information.

Layne entered into a five year asset-backed revolving credit facility (“ABL facility”) on April 15, 2014. The ABL facility provides for an aggregate principal amount of $135.0 million, of which up to an aggregate principal amount of $75.0 million and is available in the form of letters of credit and up to an aggregate principal amount of $15.0 million is available for short-term swingline borrowings. Layne terminated its existing Credit Agreement on April 15, 2014. See Liquidity and Capital Resources for additional information.

Consolidated Review of Operations

The following table, which is derived from Layne’s Consolidated Financial Statements included in Item 8, presents, for the periods indicated, the percentage relationship which certain items reflected in Layne’s results of operations bear to revenues and the percentage increase or decrease in the dollar amount of such items period-to-period.

	Fiscal Years Ended January 31,			Period-to-Period Change
	2014	2013	2012	2014	2013
				vs. 2013	vs. 2012
Revenues:
Water Resources	21.4%	20.6%	19.4%	(17.9)%	(0.2)%
Inliner	18.1	12.8	11.9	11.4	0.9
Heavy Civil	32.6	26.8	31.1	(3.9)	(19.1)
Geoconstruction	5.9	9.8	8.1	(52.5)	13.9
Mineral Services	21.1	29.1	29.1	(42.8)	(6.2)
Energy Services	0.8	0.6	0.4	7.7	39.7
Other	2.4	1.1	0.8	73.2	28.0
Intersegment Eliminations	(2.3)	(0.8)	(0.8)	103.9	1.3

Total net revenues	100.0%	100.0%	100.0%	(20.9)	(6.2)

Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(83.2)%	(82.4)%	(78.6)%	(20.2)	(1.6)
Selling, general and administrative expenses	(17.0)	(15.1)	(14.7)	(11.1)	(3.7)
Depreciation and amortization	(6.9)	(5.6)	(5.0)	(3.0)	4.5
Impairment charges	(1.8)	(0.8)	(8.7)	*	*
Loss on remeasurement of equity method investment	—	(0.7)	—	*	*
Equity in (losses) earning of affiliates	(0.4)	2.0	2.2	(114.5)	(16.5)
Interest expense	(0.9)	(0.4)	(0.2)	100.5	57.1
Other income, net	0.8	0.6	0.9	9.9	(35.7)

Loss from continuing operations	(9.4)	(2.4)	(4.1)	*	(45.0)
Income tax (benefit) expense	(6.3)	0.9	(0.8)	*	*

Net loss from continuing operations	(15.7)	(1.5)	(4.9)	*	(72.0)
Net income (loss) from discontinued operations	0.1	(2.0)	0.1	*	*

Net loss	(15.6)	(3.5)	(4.8)	*	(32.3)
Net loss attributable to noncontrolling interests	(0.1)	—	(0.3)	(6.4)	(78.3)

Net loss attributable to Layne Christensen Company	(15.7)%	(3.5)%	(5.1)%	*	(34.6)%

*	not meaningful

Revenues, equity in earnings of affiliates and income before income taxes pertaining to Layne’s operating segments are presented below. Unallocated corporate expenses primarily consist of general and administrative functions performed on a company-wide basis and benefiting all operating segments. These costs include accounting, financial reporting, internal audit, safety, treasury, corporate and securities law, tax compliance, executive management and Board of Directors.

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	2012
Revenues
Water Resources	$175,875	$214,091	$214,625
Inliner	148,384	133,256	132,108
Heavy Civil	267,192	278,131	343,760
Geoconstruction	48,283	101,651	89,210
Mineral Services	172,960	302,119	322,100
Energy Services	6,336	5,885	4,214
Other	19,936	11,509	8,992
Intersegment Eliminations	(18,580)	(9,112)	(8,991)

Total revenues	$820,386	$1,037,530	$1,106,018

Equity in (losses) earnings of affiliates
Geoconstruction	$—	$3,872	$3,345
Mineral Services	(2,974)	16,700	21,302

Total equity in (losses) earnings of affiliates	$(2,974)	$20,572	$24,647

Income (loss) from continuing operations before income taxes
Water Resources	$1,016	$(1,290)	$(18,095)
Inliner	17,650	9,936	(13,236)
Heavy Civil	(7,781)	(32,308)	(61,649)
Geoconstruction	(23,724)	(4,048)	12,828
Mineral Services	(9,534)	49,406	71,552
Energy Services	(3,212)	(7,444)	(4,887)
Other	193	126	671
Unallocated corporate expenses	(42,957)	(36,009)	(30,866)
Interest expense	(7,423)	(3,702)	(2,357)

Total loss from continuing operations before income taxes	$(75,772)	$(25,333)	$(46,039)

Comparison of Fiscal Year 2014 (FY2014) to Fiscal Year 2013 (FY2013)

Revenues decreased $217.1 million, or 20.9% to $820.4 million, for FY2014, compared to $1,037.5 million for FY2013. A further discussion of results of operations by division is presented below.

Cost of revenues decreased $172.7 million or 20.2% to $682.2 million (83.2% of revenues) for FY2014, compared to $854.9 million (82.4% of revenues) for FY2013. Cost of revenues contains direct costs which decreased $147.4 million to $596.7 million (87.5% of cost of revenues) in FY2014 from $744.1 million in FY2013 (87.0% of cost of revenues) and field expenses which were relatively flat as a percentage of revenue for FY2014 (10.0% of cost of revenues) compared to FY2013 (10.8% of cost of revenues). The change in these expenses is related to the reduction in the revenue during FY2014. Due to the reduction in the number of contracts and corresponding reduction in revenues, the workforce in some divisions worked reduced hours and certain areas reduced its workforce or positions that became vacant as a result of natural attrition were not filled in certain divisions until contracts were executed and additional personnel were needed. As additional contracts were being negotiated throughout the year, Layne did not reduce its workforce further, in order to retain the knowledge and expertise of key members within the organization.

Selling, general and administrative expenses were $139.3 million for FY2014, compared to $156.7 million for FY2013. The decrease was due in part to a decrease in compensation expense of $6.8 million, a decrease in incentive compensation expense of $10.5 million, a decrease in travel expense of $1.3 million, a decrease in legal expenses of $1.0 million, a decrease in fringe benefits expense of $6.7 million, a decrease in utilities of $1.3 million and a decrease in rent and other miscellaneous expenses of $1.0 million. These expenses were partially offset by an increase in relocation expenses associate with the move of the headquarters to The Woodlands, TX of $5.9 million and an increase in the accrual for FCPA of $6.7 million. The decreases in compensation, incentive compensation and fringe benefits were due to the changes in workforce and reduction in revenues and a loss from continuing operations.

Depreciation and amortization expenses were $56.4 million for FY2014, compared to $58.2 million for FY2013. The decrease is the result of sales of non-core assets in FY2014 and FY2013.

Impairment charges of $14.6 million were recorded during FY2014 associated with Geoconstruction, as it was determined the carrying value of goodwill exceeded its fair value and an impairment charge of that amount was recorded. During FY2013 Layne recorded impairment charges totaling $8.4 million for certain product lines which it concluded did not fit within the overall strategic direction. The amount included $2.9 million related to intangible assets, with the remainder consisting of adjustments to record tangible assets at an expected realizable value. Charges of $4.4 million were associated with Water Resources and $4.0 million were associated with Energy Services.

Equity in (losses) earnings of affiliates was ($3.0) million for FY2014, compared to $20.6 million for FY2013. The decrease in equity earnings from Layne’s Latin American affiliates was a result of similar slowdowns in exploration activity by mining clients, which Layne experienced in its wholly-owned operations. In addition, during the second quarter of FY2013, Layne acquired the remaining 50% interest in Costa Fortuna, resulting in Costa Fortuna changing from an equity method investment to a consolidated, wholly-owned subsidiary. Costa Fortuna provided $3.9 million of equity in earnings of affiliates in FY2013.

Interest expense increased to $7.4 million for FY2014, compared to $3.7 million for FY2013. The increase was the result of increased borrowing on Layne’s revolving credit facilities to fund operations and the result of a higher interest rate on those borrowings as a result of the amendments to the Credit Agreement. During FY2014 $0.7 million of fees in connection with the June 2013 and September 2013 amendments to the Credit Agreement were written off due to the reduction in the amount of credit available for borrowing.

Other income, net was relatively flat at $6.9 million in FY2014 and $6.2 million in FY2013.

Income tax expense of $53.2 million was recorded on continuing operations for FY2014, compared to an income tax benefit on continuing operations of $10.0 million for FY2013. Tax expense recorded during FY2014 was primarily related to an $78.1 million valuation allowance, $54.4 million related to deferred tax assets established in a prior year, and $23.7 million related to deferred tax assets established in the current year. A tax benefit of $10.8 million was recorded on continuing operations offsetting $3.7 million tax expense recorded on discontinued operations and $7.1 million of tax expense recorded to equity in connection with the Convertible Notes issuance. The effective tax rate for continuing operations for FY2014 excluding these items was 18.6%. The difference between this adjusted tax rate and the statutory rate was primarily due to certain nondeductible expenses and the taxation of Layne’s foreign subsidiaries. Layne had several items impacting the tax rate for FY2013. There was no tax benefit recorded on the previously disclosed loss associated with the equity investment in Costa Fortuna. Additionally, certain of Layne’s tax years in the U.S. and foreign jurisdictions were closed with no adjustments, resulting in the reversal of previously established reserves for uncertain tax positions totaling $4.2 million. The effective tax rate for continuing operations for FY2013 excluding these items was 33.0%. See Note 9 to the Consolidated Financial Statements.

Non-GAAP Financial Measures

Layne uses certain financial measures to assess performance which are not defined in generally accepted accounting principles (GAAP). These measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help us explain underlying performance trends in the business and provide useful information to both management and investors. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Other non-GAAP measures include the presentations of division income before certain charges and effective income tax rates excluding those charges.

Operating Segment Review of Operations

Water Resources Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$175,875	$214,091	$(38,216)	(17.9%)
Income before impairments and income taxes	1,016	3,143	(2,127)	(67.7)
Less: Impairment charges	—	(4,433)	4,433	(100.0)

Income (loss) before income taxes	$1,016	$(1,290)	$2,306	*

*	Not meaningful

Water Resources revenues decreased $38.2 million to $175.9 million at FY2014 from $214.1 million in FY2013. Income before impairments and income taxes decreased $2.1 million to $1.0 million (0.6% of revenues) in FY2014 from $3.1 million (1.4% of revenues) in FY2013.

Water Resources has experienced a decline in revenues throughout FY2014 in comparison with FY2013, which has also affected income before impairments and income taxes. The decline in revenues is due, in part, to a reduction in the number of bid opportunities in the markets in which the division operates. The reduction in bid opportunities, in turn, resulted in pricing pressure from increased competition. This pricing pressure resulted in a decrease in earnings as jobs awarded to the division in the current year have been at lower margins than those awarded in the prior year. A portion of Water Resources projects involve various state and local municipalities. During the early part of FY2014, state and local municipalities struggled with the effects of sequestration. This forced those entities to place projects on hold as they were uncertain as to the length of this federal action. In addition these entities continue to balance their constrained budgets with the need for improvement of infrastructure. Another portion of Water Resources business involves fabrication for the minerals industry. With the downturn in that market, Water Resources has seen a reduction in revenue of $3.1 million associated with this business.

The injection well operation, which is included in the water systems product line, has seen a decrease in revenues of $18.6 million in FY2014, compared to FY2013. This work is very specialized in nature, often subject to complex technical and environmental requirements. These projects by their nature are very large projects which can sometimes take over a year to complete. Contracts that involved this type of work were virtually nonexistent in FY2014 due to tight government spending. This operation incurred costs as it mobilized to the site of a new contract in February 2013, which was cancelled shortly after mobilization was complete. Another $7.0 million contract awarded in August 2013 was subsequently placed on hold as a competitor in the bidding process protested. The protest was ultimately withdrawn and Water Resources has begun work on the project in FY2015.

In response to the lower revenue levels, Water Resources reduced its selling expenses by $5.1 million in FY2014 from FY2013 as a result of a strategic consolidation of offices within the division. The reduction in expenses helped provide an offset to the overall reduction in revenues.

Inliner Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$148,384	$133,256	$15,128	11.4%
Income before income taxes	17,650	9,936	7,714	77.6

Inliner revenues increased $15.1 million to $148.4 million in FY2014 from $133.3 million in FY2013. Income before income taxes increased $7.7 million to $17.7 million (11.9% of revenues) in FY2014 compared to $9.9 million (7.4% of revenues) in FY2013.

Inliner’s increase in revenues and the resultant increase in income before taxes are due to the increased work performed on projects in the northeast region of the U.S. Excluding these projects, the results for Inliner in FY2014 would have been consistent with FY2013. Management in this division seeks opportunities which allow for a reasonable and consistent profit among their projects.

Heavy Civil Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$267,192	$278,131	$(10,939)	(3.9%)
Loss before income taxes	(7,781)	(32,308)	24,527	*

*	Not meaningful

Heavy Civil experienced a decrease in revenues of $10.9 million to $267.2 million for FY2014 compared to $278.1 million in FY2013. Loss before income taxes decreased by $24.5 million to ($7.8) million (-2.9% of revenues) in FY2014 from ($32.3) million (-11.6% of revenues) in FY2013.

The strategic shift in Heavy Civil which was implemented in early FY2013 continues, and has started producing more favorable results. The primary component of this shift involved moving away from projects that do not fit into Layne’s strategic profile, including selected types of hard bid contracts. These projects are often extremely complex and difficult in nature, extending over multiple years. The reduced revenues experienced in FY2014 over FY2013 of $10.9 million is a result of moving away from such hard bid contracts; Heavy Civil acknowledges that in the short-term, revenues may be reduced as more profitable contracts are executed. During FY2014 losses recorded for jobs of this nature were $9.3 million. In FY2013 losses of $24.6 million were recorded. The remaining contracts in backlog of this nature should be completed in FY2015.

A secondary component of the FY2013 strategic shift involved a realignment of management and a reduction in the number of personnel. The realignment allowed Heavy Civil to place managers in key positions with the ability to execute upon this change in strategy. Heavy Civil reduced the number of personnel to better match the capabilities of their workforce with the type of contracts it would begin to actively seek. This reduction, which occurred in FY2013 involved 22.5% of the workforce. The full effects of this reduction in personnel have been recognized during FY2014 with a reduction in compensation expenses of $2.8 million. Selling expenses decreased in FY2014 by $4.9 million as a result of these changes.

The reduction in the loss before income taxes ($7.8 million) in FY2014 compared to ($32.3 million) in FY2013 demonstrates the impact of moving towards more profitable contracts as Heavy Civil completes the remaining hard bid contracts in its backlog that were not profitable. During the fourth quarter of FY2014, Heavy Civil’s revenues were lower as a result of project delays due to the extreme weather conditions experienced in December 21013 and January 2014, particularly in the northeastern part of the U.S.

Geoconstruction Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$48,283	$101,651	$(53,368)	-52.5%
Loss before impairments and income taxes	(9,078)	(4,048)	$(5,030)	*
Less: Impairment charges	(14,646)	—	$(14,646)	100.0%

Loss before income taxes	$(23,724)	$(4,048)	$(19,676)	*

Equity in earnings of affiliates, included in above earnings	$—	$3,872	$(3,872)	-100.0%

*	Not meaningful

Geoconstruction experienced a decrease in revenues of $53.4 million to $48.3 million for FY2014 compared to $101.7 million for FY2013. Loss before income taxes increased by $19.7 million to a loss before income taxes of $23.7 million (-49.1% of revenues) for FY2014 from a loss of $4.0 million (-4.0% of revenues) for FY2013.

Geoconstruction experienced weakness for FY2014 compared to FY2013. During this same time the U.S. contracting sector of Geoconstruction did not realize the level of executed contracts that it had forecasted. The division had predicted significant contracts would be executed during the second quarter of FY2014. In certain cases, contracts were delayed or even cancelled before the final bid was awarded due to the effects of sequestration during the earlier half of FY2014. Government spending was reduced or eliminated causing the same effect on certain projects. In response to these factors, Layne concluded there was an indicator of impairment related to the goodwill associated with this segment. Based on this conclusion, an interim recoverability test was performed and it was determined the carrying value of goodwill exceeded its fair value. A non-cash impairment charge of $14.6 million was recorded during the second quarter of FY2014, representing the total carrying value of this segment’s goodwill.

During the third quarter of FY2014, Geoconstruction executed two contracts totaling $76.0 million for work to be performed in San Francisco. The first contract consists of specialized foundation work for the TransBay Tower, a new sixty-one story building located adjacent the Trans Bay Transit Center. The second San Francisco project is the construction of foundations for three new underground subway stations for the Central Subway Project. The contracts awarded to Geoconstruction provide a strong backlog of future revenues as of January 31, 2014.

Mineral Services Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$172,960	$302,119	$(129,159)	(42.8%)
(Loss) income before income taxes	(9,534)	49,406	(58,940)	(119.3)
Equity in (losses) earnings of affiliates, included in above earnings	(2,974)	16,700	(19,674)	(117.8)

Revenues decreased by $129.2 million to $173.0 million in FY2014 from $302.1 million in FY2013 and (loss) income before income taxes decreased $58.9 million from $49.4 million (16.4% of revenues) to ($9.5) million (-5.5% of revenues).

Equity in (losses) earnings from the affiliates in Latin America was also impacted during FY2014. Equity in (losses) earnings of affiliates decreased by $19.7 million to ($3.0) million in FY2014 from $16.7 million in FY2013. Chile is the locale with the largest operations for our affiliates. The employment laws in Chile are extremely favorable to the workforce by requiring significant separation expenses to be incurred by the employer for any large layoff. As our affiliates reacted to slowdowns or shutdowns, they incurred large labor costs as they laid off some of the associated workforce.

Included in (loss) income before income taxes for FY2014 are increases to accrued liabilities related to the FCPA investigation of $6.7 million (3.9% of revenues). Mineral Services as well as our affiliates have attempted to control costs by consolidating operations where possible and managing expenses, however the decreased earnings caused by the continued market declines exceeded these cost reductions, resulting in an increased loss before income taxes.

During FY2014 revenues have decreased by 42.8% from the same period last year. Equity in earnings from Layne’s affiliates has decreased by 117.8% from the previous year. Mineral Services continues to be impacted by the global mining exploration slowdown, both in the minerals exploration markets served by Layne’s wholly owned operations and Layne’s Latin America affiliates. Global exploration spending has decreased significantly over the past year in every geographic region. This global slowdown can be attributed in part to several factors. The first factor involves regulatory actions taken by government authorities to impose additional taxes on mining companies. These taxes have had a severe impact on mining in the regions where they have been imposed, as companies react to the increased taxation by reducing or stopping production. The second factor contributing to the decline in Mineral Services financial results are labor issues in areas other than the U.S. which have imposed economic stresses on the mining companies. As labor groups request additional pay concessions, the mining companies have reacted by reducing or halting production. Another economic factor involves some of Layne’s customers who are in multiple businesses. Their capital needs may cause them to adjust their activities within their mining divisions. This impacts Layne as its customers react to their own strategic process. Layne believes the mineral exploration industry to be a cyclical business. Commodity prices decreased significantly during calendar year 2012 and continued to decline in calendar 2013. The supply of copper has exceeded the demand, driving its price down. Future copper prices are expected to continue to be volatile and are likely to be influenced by demand from China and economic activity in the U.S. Gold prices decreased to a level that is below the full cost of production for many mines. The decreasing prices for both gold and copper led to a material decrease in the rate of mineral exploration and development within the industry. This has reduced the revenues generated by Mineral Services and has adversely affected our results of operations and cash flows. FY2015 will likely see this trend continue until such time as the market becomes stabilized. Given that the assets within the division are in good working order and geographically diversified and the division has the ability to deploy rapidly to new sites when requested, Layne believes it will be able to react in an expedient manner when the market improves.

Energy Services Division

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$6,336	$5,885	$451	7.7%
Loss before impairments and income taxes	(3,212)	(3,446)	234	(6.8)
Less: Impairment charges	—	(3,998)	3,998	100.0

Loss before income taxes	$(3,212)	$(7,444)	$4,232	56.9%

Energy Services revenue increased $0.5 million to $6.3 million in FY2014 from $5.9 million in FY2013. The division continues to market its capabilities as an end-to-end provider of water solutions within the energy industry. This is a unique capability as many companies who provide services to the E & P industry only have the ability to perform a portion of the services that Energy Services is able to deliver. The division’s entry to the marketplace has taken longer than expected in part due to the time needed to market its portfolio of services within the industry. The entry into this marketplace continues to develop and management is committed to growing this segment.

The loss before impairments and income taxes remained relatively flat from FY2013 to FY2014. During FY2013 Layne recorded an impairment charge related to non-producing assets totaling $4.0 million.

Other

	Fiscal Years Ended January 31,
(in thousands)	2014	2013	$ Change	% Change
Revenues	$19,936	$11,509	$8,427	73.2%
Income before income taxes	193	126	67	53.2

Other revenues and income before income taxes are primarily from small specialty and purchasing operation. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales. The increase in revenues of $8.4 million to $19.9 million in FY2014 from $11.5 million in FY2013 is due to the segments within Layne taking advantage of the purchasing expertise within this operation. This operation is able to centralize some of Layne’s purchasing in order to take advantage of purchase discounts offered from various vendors.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $43.0 million for FY2014 compared to $36.0 million for FY2013. The $7.0 million increase in corporate expenses was primarily due to the $5.9 million increase in expenses related to the relocation of the corporate headquarters. Relocation expense for FY2014 was $8.6 million compared to $2.7 million for FY2013.

Comparison of Fiscal Year 2013 (FY2013) to Fiscal Year 2012 (FY2012)

Revenues decreased $68.5 million, or 6.2% to $1,037.5 million, for FY2013, compared to $1,106.0 million for FY2012. A further discussion of results of operations by division is presented below.

Cost of revenues decreased $14.2 million or 1.6% to $854.9 million (82.4% of revenues) for FY2013, compared to $869.1 million (78.6% of revenues) for FY2012. Within cost of revenues, field expenses increased by $1.2 million to $92.5 million (10.8% of cost of revenues) in FY2013 from $91.3 million (10.5% of cost of revenues) in FY2012. Direct costs were relatively flat as a percentage of revenue, at $744.1 million (87.0% of cost of revenues) in FY2013 from $761.7 million (87.6% of cost of revenues) in FY2012. Margin pressures across most divisions, especially those exposed to the municipal sector, and higher than anticipated costs in Heavy Civil have increased cost of revenues as a percentage of revenues.

Selling, general and administrative expenses were $156.7 million for FY2013, compared to $162.7 million for FY2012. Layne had decreases in part due to reductions in short and long term incentive compensation of $4.8 million and a reduction in operating taxes of $4.6 million primarily due to a favorable audit settlement. Layne also had decreases in research and development expenses of $1.2 million, a decrease in rent expense of $0.6 million, a decrease in travel of $0.5 million and decreases in other miscellaneous expenses of $0.6 million. Layne had increased costs of $5.1 million related to executive transition and other costs associated with the relocation of the corporate headquarters and $2.0 million in higher legal and professional fees.

Depreciation and amortization expenses were $58.2 million for FY2013, compared to $55.6 million for FY2012. The increase was primarily the result of depreciation on additional assets purchased during the year.

During the second quarter of FY2013, Layne acquired the remaining 50% interest in Costa Fortuna, a company previously accounted for on the equity method basis. In accordance with accounting guidance in moving the acquired company to a fully consolidated basis, Layne remeasured the previously held equity investment to fair value and recognized a non-cash loss of $7.7 million during the period.

During FY2013 Layne recorded impairment charges totaling $8.4 million for certain product lines which it concluded did not fit within its overall strategic direction. The amount included $2.9 million related to intangible assets, with the remainder consisting of adjustments to record tangible assets at an expected realizable value. Charges of $4.4 million were associated with Water Resources, and $4.0 million were associated with Energy Services.

During the fourth quarter of FY2012, in connection with Layne’s annual assessment of the carrying value of goodwill and other intangibles, Layne recorded impairment charges totaling $96.6 million. The charges included $17.1 million associated with Water Resources, $23.1 million associated with Inliner, $53.7 million associated with Heavy Civil and $2.7 million associated with Energy Services. The charges in Heavy Civil include $9.1 million related to trade names, largely due to Layne’s corporate strategy decision in the fourth quarter to emphasize the Layne name for services worldwide, which resulted in Layne ceasing to use these trade names. The remainder of the charges in Heavy Civil, and the charges in the other divisions, were to write-off substantially all of the goodwill associated with those divisions. The write-offs were a result of projected continued weakness in demand for construction projects that was greater and more persistent than originally anticipated, continuing projected weakness in the economy adversely affecting spending by government agencies and the resulting pressures on margins from increased competition from smaller competitors. The goodwill charge in Water Resources was also impacted by a shift in the corporate strategy in the fourth quarter to focus more on traditional water treatment services, resulting in the write-off of goodwill associated with acquired companies that had a heavy research and development focus. The tax effect of the impairment charges was a benefit of $12.5 million.

Equity in earnings of affiliates was $20.6 million for FY2013, compared to $24.6 million for FY2012. The equity earnings are comprised of earnings from Costa Fortuna prior to Layne’s acquisition of the remaining 50% interest, and from Layne’s mineral exploration affiliates in Latin America. Due to the purchase of the remaining 50% interest in Costa Fortuna on May 30, 2012, the operations of Costa Fortuna subsequent to the acquisition were consolidated and Layne no longer recorded equity in earnings for that entity. The decrease in equity earnings from Layne’s Latin American affiliates was a result of similar slowdowns in exploration activity by mining clients as Layne experienced in its wholly-owned operations.

Interest expense increased to $3.7 million for FY2013, compared to $2.4 million for FY2012. The increase was the result of increased borrowing on Layne’s revolving credit facilities to fund capital expenditures, acquisitions and working capital needs.

Other income, net for FY2013 consisted primarily of gains on sales of surplus equipment of $3.6 million, recognition of $1.0 million of a previously deferred gain on the sale of an operating facility in California, and an adjustment of $0.5 million for the expected earnout liability on a prior acquisition.

An income tax benefit of $10.0 million was recorded for continuing operations for FY2013, compared to an expense for continuing operations of $8.6 million for FY2012. Layne had several items impacting the tax rate for FY2013. There was no tax benefit recorded on the previously disclosed loss associated with the equity investment in Costa Fortuna. Additionally, certain of Layne’s tax years in the U.S. and foreign jurisdictions were closed with no adjustments, resulting in the reversal of previously established reserves for uncertain tax positions totaling $4.2 million. The effective tax rate for continuing operations for FY2013 excluding these items was 33.0%. For FY2012, the effective tax rate for continuing operations was impacted by the impairment charges. Excluding the impairment charges, Layne would have recorded an income tax expense of $21.1 million, an adjusted effective rate of 41.8%. The difference in the adjusted effective rate as compared to the prior year was primarily due to a change in the mix of domestic and foreign income along with the favorable tax treatment of equity in earnings of affiliates which are permanently reinvested.

Operating Segment Review of Operations

Water Resources Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$214,091	$214,625	$(534)	(0.2%)
Income (loss) before impairments and income taxes	3,143	(1,011)	4,154	*
Less: Impairment charges	(4,433)	(17,084)	12,651	(74.1)

Loss before income taxes	$(1,290)	$(18,095)	$16,805	92.9%

*	Not meaningful

Water Resources revenues decreased $0.5 million to $214.1 million in FY2013 compared to $214.6 million in FY2012.

Income (loss) before impairments and income taxes increased by $4.2 million to $3.1 million (1.5% of revenues) from ($1.0) million (-0.5% of revenues) in FY2012 due, in part, to cost cutting measures to control overhead costs. Selling and field expenses decreased by $2.9 million from FY2012 to FY2013, as part of those measures. Water Resources sought to improve margins through diversity of the work being performed, including a water supply project being executed for a customer of Mineral Services in Mexico.

Loss before income taxes was heavily impacted by impairments in both FY2013 and FY2012. In FY2013, impairment charges of $4.4 million (2.1% of revenues) were recorded on certain trademarks and equipment. In FY2012, Water Resources recorded an impairment charge to its goodwill in the amount of $17.1 million (8.0% of revenues). Also in FY2012, Water Resources recognized a deferred gain on the sale of a facility in Fontana, California, of $5.4 million, compared to $1.0 million in FY2013.

Inliner Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$133,256	$132,108	$1,148	0.9%
Income before impairments and income taxes	9,936	9,894	42	0.4
Less: Impairment charges	—	(23,130)	23,130	100.0

Income (loss) before income taxes	$9,936	$(13,236)	$23,172	*

*	Not meaningful

Inliner revenues increased $1.1 million to $133.3 million in FY2013 from $132.1 million in FY2012 and income (loss) before income taxes increased to $9.9 million (7.4% of revenues) from ($13.2) million (-10.0% of revenues). Income (loss) before income taxes in FY2012 was heavily impacted by the impairment to goodwill which was recorded of $23.1 million (17.5% of revenues). Excluding the impairment charge, income before impairments and income taxes was $9.9 million in both FY2013 and FY2012.

The activity level within the division has remained steady during FY2013 and FY2012.

Heavy Civil Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$278,131	$343,760	$(65,629)	(19.1%)
Loss before impairments and income taxes	(32,308)	(7,918)	(24,390)	*
Less: Impairment charges	—	(53,731)	53,731	100.0

Loss before income taxes	$(32,308)	$(61,649)	$29,341	47.6%

*	Not meaningful

Revenues for Heavy Civil decreased by $65.6 million to $278.1 million in FY2013 from $343.8 million in FY2012 and loss before income taxes decreased to ($32.3) million (-11.6% of revenues) from ($61.6) million (-17.9% of revenues). Loss before income taxes in FY2012 was affected by the goodwill impairment charge recorded of $44.6 million (13.0% of revenues) and impairment charges recorded of $9.1 million (2.6% of revenues) related to trade names. Excluding the effect of these impairment charges, income before impairments and income taxes decreased by $24.4 million to ($32.3) million (11.6% of revenues) in FY2013 from ($7.9) million (2.3% of revenues) in FY2012. In FY2013 selling expenses decreased by $1.1 million, while sales of equipment also increased $1.4 million over the results in FY2012.

Higher than anticipated costs on legacy projects decreased the overall margins on projects during FY2013 compared with FY2012. During FY 2013 losses of $24.6 million were recorded compared to losses of $6.0 million during FY2012. Heavy Civil spent much of FY2013, trying to complete legacy projects involving hard bid contracts, as it began to focus its efforts on seeking new projects to bid on which match the change in strategy.

Geoconstruction Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$101,651	$89,210	$12,441	13.9%
(Loss) income before income taxes	(4,048)	12,828	$(16,876)	-131.6%
Equity in earnings of affiliates, included in above earnings	3,872	3,345	$527	*

*	Not meaningful

Geoconstruction revenues increased by $12.4 million to $101.7 million in FY2013 from $89.2 million in FY2012. (Loss) income before income taxes decreased by $16.9 million to ($4.0) million (-4.0% of revenues) in FY2013 from $12.8 million (14.3% of revenues) in FY2012.

Geoconstruction projects during FY2013 were such that margins on new projects were less than previously experienced, resulting in decreased operating results. Layne is pursuing significant change orders on several projects, which have not been recognized as the change orders have not yet been approved by the customer. If successful in obtaining approval, the change orders will have a favorable impact in the period recognized.

On May 30, 2012, Layne acquired the remaining 50% of Costa Fortuna. In accordance with accounting guidance to report Costa Fortuna on a consolidated basis within Geoconstruction, Layne remeasured the previously held 50% non-controlling interest in Costa Fortuna to fair value prior to recording the acquisition and recognized a non-cash loss of $7.7 million (7.6% of revenues) during the second quarter of FY2013. Prior to acquiring the remaining 50% of Costa Fortuna, its results were reported on an equity basis.

Mineral Services Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$302,119	$322,100	$(19,981)	(6.2%)
Income before income taxes	49,406	71,552	(22,146)	(31.0)
Equity in earnings of affiliates, included in above earnings	16,700	21,302	(4,602)	(21.6)

Mineral Services revenues decreased $20.0 million to $302.1 million in FY2013 from $322.1 million in FY2012. Income before income taxes decreased by $22.1 million to $49.4 million (16.4% of revenues) in FY2013 from $71.6 million (22.2% of revenues) in FY2012.

Equity in earnings from affiliates in Latin America was also impacted during FY2013 by slowdowns in mineral exploration activity, as well as by a temporary mine shutdown by one of Layne’s clients earlier in the year. Equity in earnings of affiliates decreased by $4.6 million to $16.7 million (5.5% of revenues) in FY2013 from $21.3 million (6.6% of revenues) in FY2012.

The decline in revenues is a result of global cutbacks on exploration programs by customers as they adjusted to world economic changes, and in some cases, worked through the integration of large acquisitions. Management reacted to the lower revenue levels; however, certain overhead expenses and depreciation of previously acquired assets could not be reduced in the short term. The combination of lower revenues and fixed overhead costs produced the earnings decline during the year.

Energy Services Division

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$5,885	$4,214	$1,671	39.7%
Loss before impairments and income taxes	(3,446)	(2,253)	(1,193)	53.0
Less: Impairment charges	(3,998)	(2,634)	(1,364)	51.8

Loss before income taxes	$(7,444)	$(4,887)	$(2,557)	(52.3%)

Energy Services is Layne’s initiative of expanding water related services to the energy market. In its start-up phase, Energy Services’ revenues increased by $1.7 million to $5.9 million in FY2013 from $4.2 million in FY2012. Impairment charges of $4.0 million (67.8% of revenues) in FY2013 and $2.6 million (62.5% of revenues) in FY2012 were recorded on some of its long-lived assets. Loss before income taxes increased by $2.6 million to ($7.4) million in FY2013 from ($4.9) million in FY2012. The division markets its capabilities as an end-to-end provider of water solutions within the energy industry. This is a unique capability as many companies who provide services to the E & P industry only have the ability to perform a portion of the services that Energy Services is able to deliver. This makes Energy Services unique within the industry and may involve more time to effectively market its capabilities.

Other

	Fiscal Years Ended January 31,
(in thousands)	2013	2012	$ Change	% Change
Revenues	$11,509	$8,992	$2,517	28.0%
Income before income taxes	126	671	(545)	(81.2)

Other revenues and income before income taxes are primarily from small specialty and purchasing operations. The majority of revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $36.0 million for FY2013, compared to $30.9 million for FY2012. The increase is primarily due to $5.1 million related to executive transition and other costs associated with the relocation of the corporate headquarters and $2.2 million in higher legal and professional fees, offset by $2.3 million reductions in short and long term incentive compensation.

Inflation

Management does not believe the operations for the periods discussed have been significantly adversely affected by inflation or changing prices from its suppliers.

Liquidity and Capital Resources

Management exercises discretion regarding the liquidity and capital resource needs of its business segments. This includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding capital expenditures. Layne’s primary sources of liquidity have historically been cash from operations, supplemented by borrowings under its credit facilities.

Cash flow is affected by a number of factors, some of which are beyond Layne’s control. These factors include prices and demand for Layne’s services, operational risks, volatility in commodity prices, industry and economic conditions, conditions in the financial markets and other factors. Layne’s financial performance has been challenged and tempered by a variety of the risks inherent to the industries and geographies it serves. Among them is the cyclical nature of minerals mining which can be affected significantly and quickly by factors beyond Layne’s control. During FY2014, the global mining exploration slowdown continued. Factors such as mining company exploration budgets, commodity prices, changes in taxation policy, increasing labor costs and global credit markets affected Mineral Services financial performance.

In Geoconstruction, Layne has experienced delays and, in some cases cancellations of bid opportunities due to unexpected results obtained during regulatory reviews. There was also weak demand for infrastructure projects overall in the U.S. during FY2014. The weak demand coupled with adverse weather conditions during the winter contributed to delays in many projects. Water Resources and Heavy Civil were also impacted by the hesitancy of government agencies to move forward with needed infrastructure rehabilitation as they continue to balance these needs with lower overall budgets.

During FY2014 we encountered operational slow-downs due to the factors indicated above which have had adverse impacts on Layne’s operating results. As a result of Layne’s financial performance, Layne negotiated with its lenders to secure more favorable financial covenants by amending its Credit Agreement. Layne also issued Convertible Notes and used the net proceeds from the offering to pay down the outstanding balance on the Credit Agreement and to fund working capital for general corporate purposes. Subsequent to year end Layne terminated the Credit Agreement and entered into an ABL facility. Please read below for a description of the amendments Layne has entered into with respect to its Credit Agreement as well as details related to the issuance of the Convertible Notes and the ABL facility.

In order to improve Layne’s liquidity and alleviate possible future cash flow constraints, Layne continues to analyze new markets and identify additional opportunities within those markets, which includes emphasizing multi-divisional projects consistent with our One Layne strategy. We also continue to focus our bidding efforts on opportunities that we expect to provide us with acceptable levels of margin. Additional contracts subsequent to January 31, 2014 have been executed in Heavy Civil, Water Resources and Geoconstruction totaling $80.9 million.

Management continues to believe Layne will have sufficient funds and adequate financial resources available to meet its anticipated liquidity needs. Layne believes its cash balances, available capacity under Layne’s ABL facility and cash flow from operations will be sufficient in the next twelve months and foreseeable future to finance anticipated working capital requirements, capital expenditures and debt services requirements. Management continues to develop other initiatives to increase revenues, reduce costs and otherwise improve liquidity. For FY2015, management has limited capital expenditures.

Although Layne has made significant progress reducing costs and signing new contracts, its future cash flows depend on us executing those contracts consistent with our forecasts. There can be no assurance that these forecasts will be met.

Layne’s working capital as of January 31, 2014 and 2013 was $121.3 million and $125.1 million, respectively. The decrease in working capital as of January 31, 2014 as compared to January 31, 2013 of $3.8 million is due to a decrease in accounts receivable of $49.2 million, and a reduction in costs and estimated earnings in excess of billings on uncompleted contracts of $11.8 million, both due to the reduction in earned revenue. Inventories decreased by $3.3 million due to Layne managing its inventory levels in proportion to the revenue activity. Also contributing to the decrease in working capital for FY2014 is a reduction in deferred income taxes of $21.0 million. This reduction is due in part to the valuation allowance recorded during FY2014. Miscellaneous other current assets decreased by $0.3 million. These decreases in current assets were partially offset by an increase related to company owned life insurance of $10.7 million. Income taxes receivable increased by $2.3 million due to the reduced income before income taxes in FY2014. Cash also increased by $7.8 million due to the focus on accounts receivable and the collection of outstanding balances. The reductions in current assets are partially offset by the following current liabilities; accrued compensation of $34.3 million as Layne adjusts to the effects of the reduction in earnings by the reducing incentive compensation and reducing total headcount in areas of Layne which are seeing less projects, a reduction in accounts payable of $17.0 million due to cost cutting measures and the reduction in revenues, and a reduction in other accrued expenses of $14.3 million. The reduction in other accrued expenses includes a reduction in other tax liabilities of $7.0 million, a reduction in accrued legal fees of $4.6 million, a reduction in customer deposits of $3.3 million, an increase in supplemental retirement benefits of $0.3 million and an increase in interest payable of $0.3 million. Layne also had a reduction in billings in excess of costs and estimated earnings of $3.6 million due to the reduced revenues in FY2014. Accrued insurance decreased by $2.9 million due to the realization of lower claims as a result of increased focus on safety over the past two years. Offsetting these reductions is an increase in the accrued FCPA liability of $6.7 million, an increase in current maturities of long term debt of $1.5 million and an increase in escrow obligations of $2.9 million.

Layne’s cash and cash equivalents as of January 31, 2014, were $34.8 million, compared to $27.2 million as of January 31, 2013. Of Layne’s cash and cash equivalents, amounts held by foreign subsidiaries as of January 31, 2014 were $28.9 million, compared to $14.2 million as of January 31, 2013. Repatriation of cash balances from some of Layne’s foreign subsidiaries could result in withholding taxes in the local jurisdictions. Of the amounts held by foreign subsidiaries at January 31, 2014, $6.4 million could be subject to repatriation restrictions if the amounts were needed for domestic operations. The amounts subject to repatriation, if needed for domestic operations, would be subject to U.S. federal and state income taxes, less applicable foreign tax credits. However, Layne’s intention is to permanently reinvest funds outside of the U.S. and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations. Restrictions on the transfer of foreign cash and cash equivalents have not significantly impacted Layne’s overall liquidity. Certain countries in Africa began to require companies to transact in local currency rather than the U.S. dollar. These new requirements did not significantly impact Layne’s liquidity. Layne continues to monitor developments in the foreign countries in which it operates for changes in currency regulation.

Subsequent to fiscal year end 2014, Layne was notified that the taxing authorities in Mauritania had seized $1.2 million in cash from Layne’s bank account in that country. The seizure was in response to an assessment issued by the taxing authorities. At year-end, Layne had accrued a current liability for this amount on its consolidated balance sheet. Layne intends to protest the assessment and the seizure of cash. See Note 20 to the Consolidated Financial Statements in this Form 8-K.

On June 4, 2013, Layne and its lenders amended the Credit Agreement to suspend the minimum fixed charge coverage ratio and the maximum leverage ratio covenants for the fiscal quarters ending July 31 and October 31, 2013. The amendment provided for a waiver of the financial covenants for the quarter ending July 31, 2013. It also temporarily added a minimum EBITDA covenant and a maximum capital expenditure covenant on a quarterly and fiscal year-to-date basis. The amendment also modified the definition of Adjusted EBITDA to exclude up to $3.0 million per quarter of relocation expense related to the move of the headquarters to The Woodlands, Texas. Layne also terminated its private shelf agreement in conjunction with this amendment. There were no outstanding notes at the time of termination.

In connection with the June 2013 amendment, Layne and its domestic subsidiaries granted liens on substantially all of their assets, subject to certain exceptions, including a pledge of up to 65.0% of the equity interests in their first-tier foreign subsidiaries, to secure the obligations under the Credit Agreement. The term of the Credit Agreement was not changed.

Due to the continued deterioration in operating results for the quarter ended July 31, 2013, Layne and its lenders amended the Credit Agreement again on September 5, 2013. The September 2013 amendment to the Credit Agreement provided for a waiver of the financial covenants for the quarter ended July 31, 2013. Effective with the September 2013 amendment, the Credit Agreement provided for interest at variable rates equal to, at Layne’s option, a LIBOR rate plus 1.5% to 3.0% or a base rate (as defined in the Credit Agreement) plus 0.5% to 2.0%, each depending on Layne’s leverage ratio.

On November 4, 2013, Layne and its lenders amended the Credit Agreement to among other things, (i) reduce the commitments under the Credit Agreement from $200.0 million to $180.0 million, and eliminate the accordion feature under the Credit Agreement; (ii) temporarily increase the interest rate under the Credit Agreement to LIBOR plus 6.0% (or the base rate plus 5.0%); (iii) relax or suspend certain of Layne’s financial covenants on a short-term basis; (iv) reduce the amount of capital expenditures permitted each quarter; (v) require proceeds from asset sales (other than in the ordinary course) to be used to repay amounts outstanding under the Credit Agreement; (vi) decrease the amount of permitted investments; (vii) permit an offering of Convertible Notes resulting in gross proceeds of at least $75.0 million (the “Permitted Convertible Notes Offering”); (viii) eliminate the ability of Layne to incur any additional Priority Indebtedness (as defined in the Credit Agreement), consummate certain acquisitions or make certain restricted payments; and (ix) add-back certain accruals related to any FCPA settlement in computing consolidated EBITDA (as defined in the Credit Agreement).

The November 2013 amendment provided that effective upon the closing of the Permitted Convertible Notes Offering, described below, the net proceeds from such offering must be applied to repay amounts outstanding under the Credit Agreement. Pursuant to the terms of the November 2013 amendment, on November 12, 2013 (the date the Permitted Convertible Notes Offering closed) among other things: (i) the commitments under the Credit Agreement were further reduced from $180.0 million to $150.0 million; (ii) the interest rate under the Credit Agreement was reduced to, at Layne’s option, either the Libor rate plus 4.0% or the base rate plus 3.0% until the delivery of the financial statements for the fiscal year ended January 31, 2015, at which time the interest rate will vary based on the leverage ratio; (iii) a minimum Asset Coverage Ratio (generally defined as the ratio of accounts receivable and inventory for Layne and its subsidiaries to outstanding borrowings and letters of credit under the credit agreement) of 2.00 to 1.00 was added to the Credit Agreement; (iv) a covenant was added requiring Layne to have Minimum Liquidity (generally defined as the remaining amount available for borrowing under the revolving credit facility plus up to $15.0 million of unrestricted cash) of at least $50.0 million; (v) the amount of Priority Indebtedness, investments, acquisitions and restricted payments permitted under the Credit Agreement was increased (although such amounts are lower than the amounts permitted prior to the Credit Agreement amendment); and (vi) the financial covenants were amended as follows:

	Quarter Ended
(in thousands except for ratios)	January 31, 2014	April 30, 2014	July 31, 2014	October 31, 2014	Thereafter
Minimum Quarterly EBITDA	$6,750	$11,500	$12,500	$10,500	—
Minimum Ratio of EBITDA to Fixed Charges	—	1.5X	1.5X	1.5X	1.5X
Maximum Funded Debt to EBITDA	—	—	—	—	3.0X
Maximum Capital Expenditures (1)	$9,500	$14,000	$14,000	$14,000	$14,000

(1)	Maximum capital expenditures presented above include a rollover feature that allows for any unused portion of the previous quarter’s capital expenditures to be carried forward and utilized only in the next quarter.

On November 5, 2013, in connection with a private offering, Layne entered into a purchase agreement (the “Purchase Agreement”) with the Initial Purchaser relating to the sale by Layne of $110.0 million aggregate principal amount of 4.25% Convertible Notes due 2018, in a private placement to “qualified institutional buyers” in the U.S., as defined in Rule 144A under the Securities Act. The Purchase Agreement contained customary representations, warranties and covenants by Layne together with customary closing conditions. Under the terms of the Purchase Agreement, Layne has agreed to indemnify the Initial Purchaser against certain liabilities. The offering of the Convertible Notes was completed on November 12, 2013, in accordance with the terms of the Purchase Agreement. The sale of the Convertible Notes generated net proceeds of approximately $105.4 million after deducting the Initial Purchaser’s discount and commission and the estimated offering expenses payable by Layne. The Purchase Agreement also included an option to purchase up to an additional $15.0 million aggregate principal amount of Convertible Notes. On December 5, 2013, the Initial Purchaser exercised this option, which generated proceeds net of the Initial Purchaser’s discount and commission in the amount of $14.6 million.

The Convertible Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2014. The Convertible Notes will mature on November 15, 2018, unless earlier repurchased, redeemed or converted.

The initial conversion rate is 43.6072 shares of Layne’s common stock per $1,000 principal amount of Convertible Notes (which is equivalent to an initial conversion price of approximately $22.93 per share of Layne’s common stock). The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, Layne may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including Layne’s calling the Convertible Notes for redemption.

On and after November 15, 2016, and prior to the maturity date, Layne may redeem all, but not less than all, of the Convertible Notes for cash if the sale price of Layne’s common stock equals or exceeds 130% of the applicable conversion price for a specified time period ending on the trading day immediately prior to the date Layne delivers notice of the redemption. The redemption price will equal 100% of the principal amount of the Convertible Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Convertible Notes will have the right, at their option, to require Layne to repurchase their Convertible Notes in cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

On April 15, 2014, Layne entered into a five year, senior secured credit agreement. This credit agreement provides for an ABL facility in an aggregate principal amount of $135.0 million, of which up to an aggregate principal amount of $75.0 million will be available in the form of letters of credit and up to an aggregate principal amount of $15.0 million is available for short-term swingline borrowings. Availability under the ABL facility will be the lesser of (i) $135.0 million and (ii) the borrowing base (as defined in the ABL facility agreement). As of April 15, 2014, the initial borrowing base was approximately $131.0 million and $39.0 million was borrowed under the ABL facility. Of this amount, $32.6 million was deposited as cash collateral for existing outstanding letters of credit that were issued under Layne’s existing Credit Agreement, $1.5 million was paid to terminate its existing Credit Agreement and $4.0 million for commissions, discounts and fees associated with the transaction.

If our borrowing base is reduced below the amount of letters of credit and borrowings outstanding under the ABL facility, then such excess indebtedness could become immediately due and payable and any outstanding letters of credit could require replacement or cash collateralization.

Layne has the right to request the lenders to increase the principal amount from $135.0 million to $200.0 million if certain conditions are satisfied. Layne has no current commitments from the lenders for any such increase.

The ABL facility is guaranteed by Layne’s direct and indirectly wholly-owned domestic subsidiaries, subject to certain exceptions described in the ABL facility. The obligations under the ABL facility are secured by a lien on substantially all of the assets of Layne and its subsidiary guarantors, subject to certain exceptions described in the ABL facility.

The ABL facility contains various restrictions and covenants. In general, provided that the Company maintains a certain level of Excess Availability, the Company will not be restricted from incurring additional unsecured indebtedness or making investments, distributions, capital expenditures or acquisitions. “Excess Availability” is generally defined as the amount by which the Total Availability exceeds outstanding loans and letters of credit under the ABL facility. “Total Availability” is equal to the Company’s borrowing base under the ABL facility (up to the amount of the commitments under the ABL facility).

In general, if Excess Availability is less than either:

•	$20.0 million, or

•	for a period of 5 consecutive business days, the greater of 17.5% of the Total Availability and $25.0 million,

a “Covenant Compliance Period” will exist until Excess Availability has been equal to or greater than the greater of 17.5% of the Total Availability and $25.0 million for a period of 30 consecutive days and for two consecutive fiscal quarters after the closing date. During a Covenant Compliance Period, the Company and its subsidiaries that are co-borrowers or guarantors (the “Loan Parties”) must maintain a minimum fixed charge coverage ratio of not less than 1.0 to 1.0 and a maximum first lien leverage ratio of not greater than 5.0 to 1.0 (both tested on a trailing four fiscal quarter basis).

In general, during a Covenant Compliance Period or if an Event of Default has occurred and is continuing, all Company funds received on a daily basis will be applied to reduce amounts owing under the ABL facility. Based on current projections the Company does not anticipate being in a Covenant Compliance Period during the next twelve months. The Company continues to focus on ways to enhance our overall liquidity managing our capital expenditures; reviewing our non-core assets for potential sale, assessing the possible realization of cash proceeds from the overfunding of our company-owned life insurance, reviewing our working capital practices and focusing on reducing costs both at corporate and in the field, as appropriate. The steps currently being taken by management could further reduce the potential of a Covenant Compliance Period.

Beginning on the closing date of the ABL facility, the Company must maintain a cumulative minimum cash flow as defined in the agreement of not less than negative $45.0 million and during any twelve consecutive month period, a minimum cash flow of not less than negative $25.0 million, until the last to occur of:

•	for a period for 30 consecutive days, Excess Availability is greater than the greater of 17.5% of the Total Availability or $25.0 million, and

•	for two consecutive fiscal quarters after the closing date, the fixed charge coverage ratio (tested on a trailing four fiscal quarter basis) has been in excess of 1.0 to 1.0.

If an Event of Default (as defined in the ABL facility agreement) occurs and is continuing, the interest rate under the ABL facility will increase by 2% per annum and the lenders may accelerate all amounts owing under the ABL facility.

If the Convertible Notes, as previously described, have not been converted into common stock or the maturity date of the Convertible Notes is not extended to a date that is after October 15, 2019, the ABL facility will be due and payable on May 15, 2018.

Operating Activities

Cash (used in) provided by operating activities was ($1.1) million, $24.8 million and $15.7 million for FY2014, FY2013 and FY2012, respectively. The primary drivers for Layne’s cash from operating activities are the results of the net loss increasing to ($128.1) million. Our deferred income tax expense increased by $84.3 million primarily due to the effect of recording an $81.3 million ($78.1 million after the reclassification of Costa Fortuna as a discontinued operation) valuation allowance recorded during FY2014. Accounts receivable decreased during FY2014 as our revenue levels have declined and due to management’s collection efforts. Inventories also declined during FY2014, as a result of management reacting to the reduction in revenues. An increase in other current assets was due in part to the increase of $10.7 million of company owned life insurance. The declines were offset to an extent by a decrease in accounts payable and accrued expenses of $53.0 million. Layne’s working capital at January 31, 2014 was $121.3 million and $125.1 million at January 31, 2013.

Investing Activities

Capital expenditures of $34.4 million for FY2014 were to maintain and upgrade Layne’s equipment and facilities. This spending compares to spending in FY2013 of $75.8 million to maintain and upgrade its equipment and facilities and $1.7 million spent on unconventional natural gas exploration and production prior to its sale in the third quarter of FY2013. For FY2014, Layne received $8.7 million in proceeds from disposals of property and equipment, compared to proceeds of $6.2 million for FY2013. Additionally in FY2014, Layne sold the SolmeteX operations for $10.6 million and received the final proceeds from the sale of Energy of $1.5 million.

During FY2013, Layne invested $17.5 million net of cash acquired, for the acquisition of the remaining 50% of Costa Fortuna as well as invested $0.8 million to acquire 100% of the stock of Fursol Informatica S.r.l. (Fursol). Layne paid an additional $0.2 million for Fursol on October 4, 2013 pursuant to the terms of the purchase agreement.

Financing Activities

During the fourth quarter of FY2014, Layne entered into a Purchase Agreement for the sale of Convertible Notes in a total amount of $125.0 million. See Note 7 to the Consolidated Financial Statements for an additional discussion of the Convertible Notes. Layne also capitalized and is amortizing the associated expenses of the Purchase Agreement and the discount and commission paid to the Initial Purchaser of $5.0 million.

During FY2014, FY2013 and FY2012, Layne had net (repayments) or borrowings of ($91.6) million, $42.5 million and $47.8 million under its credit agreement. Notes payable (decreased) increased ($1.3) million, $1.1 million and $7.4 million during FY2014, FY2013 and FY2012, respectively. Net borrowings under all sources of long-term debt were primarily used to fund capital expenditures, acquisitions, and working capital needs. During FY2014, Layne decreased the amount of capital expenditures and has also not engaged in any acquisitions, thus lowering net borrowings. Additionally, proceeds from the Convertible Notes issuance of $105.4 million and $10.6 million from the sale of SolmeteX were used to pay down balances outstanding under the Credit Agreement during FY2014.

Layne made scheduled debt payments on its Senior Notes of $6.7 million in FY2012.

During FY2014, FY2013 and FY2012, Layne distributed $1.7 million, $4.2 million and $2.2 million, respectively, to its non-controlling interest partners as either distribution of joint project income or, in the case of a Mineral Services subsidiary in Brazil, to buy out the non-controlling interest.

Contractual Obligations and Commercial Commitments

Contractual obligations and commercial commitments as of January 31, 2014, are summarized as follows:

	Payments/Expiration by Period
(in thousands)	Principal and Interest Due	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Contractual obligations and other commercial commitments:
Convertible Notes	$151,563	$5,313	$10,625	$135,625	$—
Notes payable	8,130	8,130	—	—	—
Operating leases	35,653	8,773	13,863	13,017	—
Capitalized leases	480	134	336	10	—
Supplemental retirement benefits	5,307	339	1,017	676	3,275
Software financing obligations	143	143	—	—	—
Income tax uncertainties	5,322	5,322	—	—	—

Total contractual obligations	206,598	28,154	25,841	149,328	3,275
Standby letters of credit	29,924	29,924	—	—	—

Total contractual obligations and commercial commitments	$236,522	$58,078	$25,841	$149,328	$3,275

Layne expects to meet its cash contractual obligations in the ordinary course of operations, and that the standby letters of credit will be renewed in connection with its annual insurance renewal process. Amounts previously reported related to Costa Fortuna have been removed due to the sale of this component of Geoconstruction as of July 31, 2014.

The Convertible Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning on May 15, 2014. The Convertible Notes will mature on November 15, 2018 unless earlier repurchased, redeemed or converted (under the terms of the Purchase Agreement).

Layne has certain notes payable with interest rates that are fixed, but vary among each instrument. The average interest rate amount on the notes payable is 4.26%.

Capitalized leases are obligations for certain vehicles and equipment. The interest rates on these obligations are fixed, but varies depending on the lease.

Layne has income tax uncertainties in the amount of $18.1 million at January 31, 2014, that are classified as non-current on the balance sheet as resolution of these matters is expected to take more than a year. The ultimate timing of resolution of these items is uncertain, and accordingly the amounts have not been included in the table above.

Additional obligations in the ordinary course of operations are also incurred. These obligations, including but not limited to income tax payments, are expected to be met in the normal course of operations.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss the Consolidated Financial Statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Layne’s accounting policies are more fully described in Note 1 to the Consolidated Financial Statements. Layne believes that the following accounting policies represent management’s more critical policies. Critical accounting policies, practices and estimates are a subset of significant accounting policies that are considered most important to the description of Layne’s financial condition and results, and that require management’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of and Changes in Estimates –Layne uses estimates and assumptions in the preparation of the Consolidated Financial Statements in conformity with U.S. GAAP. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our businesses involve making significant estimates and assumptions in the normal course of business.

Revenue Recognition – The significant estimates with regard to these Consolidated Financial Statements relate to the estimation of total forecasted construction contract revenues, costs and profits in accordance with the criteria established in Accounting Standards Codification (“ASC”) Topic 605-35 “Construction-type and Production-type Contracts”.

Based on experience and its current processes Layne produces materially reliable estimates of total contract revenue and cost during any accounting period. However, many factors can and do change during a contract performance period which can result in a change to contract profitability from one financial reporting period to another. Some of the factors that can change the estimate of total contract revenue and cost include differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the performance of major material suppliers, the performance of major subcontractors, unusual weather conditions and unexpected changes in material costs. These factors may result in revision to costs and income and are recognized in the period in which the revisions to costs and revenues become known. Provisions for estimated losses on uncompleted construction contracts are made in the period in which they become known. Because Layne has many contracts in process at any given time, these changes in estimates can offset each other minimizing the impact on overall profitability. However, large changes in cost estimates on larger, more complex construction projects can have a material impact on the Consolidated Financial Statements and are reflected in the results of operations when they become known.

The nature of accounting for contracts is such that refinements of the estimating process for changing conditions and new developments are continuous and characteristic of the process. Prior to the execution of a contract, any related costs are expensed during the period incurred. Generally during the early stages of a contract, cost estimates relating to purchases of materials and subcontractors can be subject to revisions. As a contract moves into the most productive phase of execution, change orders, project cost estimate revisions and claims are frequently the sources for changes in estimates. During the contract’s final phase, remaining estimated costs to complete or provisions for claims will be closed out and adjusted based on actual costs incurred. The impact on operating margin in a reporting period and future periods from a change in estimate will depend on the stage of contract completion. Generally, if the contract is at an early stage of completion, the current period impact is smaller than if the same change in estimate is made to the contract at a later stage of completion.

During FY2014, Layne’s income from continuing operations increased due to the estimated recovery projected for a contract in Geoconstruction due to negotiated change orders agreed to by a customer in the amount of $8.4 million. There were no other material change orders during FY2014, FY2013 or FY2012. There were no material contract penalties, claims, settlements or changes in contract estimates during FY2014, FY2013, or FY2012. No amounts were netted in revenue during FY2014, FY2013, or FY2012.

Layne has provided for all estimated costs to complete on all of the ongoing contracts. However, it is possible that current estimates could change due to unforeseen events, which could result in adjustments to overall contract costs. Variances from estimated contract performance could result in material adjustments to operating results for any fiscal quarter or year. For all contracts, if a current estimate of total contract cost indicates a loss, the projected loss is recognized in full when such losses become known. During FY2014, FY2013 and FY2012, approximately $17.8 million, $28.6 million and $17.4 million in contract losses were recorded, respectively. As of January 31, 2014, there were no material loss contracts. Further, as of January 31, 2014, there were no contracts that could be reasonably estimated to be in a material loss position in the future.

Management focuses on evaluating the performance of contracts individually. In the ordinary course of business, and at a minimum on a quarterly basis, based on changes in facts, such as an approved scope change or a change in estimate, projected total contract revenue, cost and profit or loss for each of Layne’s contracts is updated. Normal recurring changes in estimates include, but are not limited to:

•	Changes in estimated scope as a result of unapproved or unpriced customer change orders

•	Changes in estimated productivity assumptions based on experience to date

•	Changes in estimated materials costs based on experience to date

•	Changes in estimated subcontractor costs based on subcontractor experience

•	Changes in the timing of scheduled work that may impact future costs

When determining the likelihood of recovering unapproved change orders and claims, Layne considers the history and experience of similar projects and applies judgment to estimate the amount of eventual recovery. Settlement of events such as these can take several years depending on how easily the claim is able to be resolved with the customer or whether arbitration or litigation is necessary to reach settlement. As new facts become known, an adjustment to the estimated recovery is made and reflected in the period in which it becomes known.

The cumulative effect of revisions in estimates of the total revenues and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract.

Revenues are recognized on large, long-term construction contracts meeting the criteria of ASC Topic 605-35 using the percentage-of-completion method based upon the ratio of cost incurred to total estimated costs at completion. Most of Layne’s contracts which utilize the percentage of completion method of revenue recognition have terms of six months to four years. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues in the reporting period when such estimate revisions become known. When the estimate on a contract indicates a loss, the entire loss is recorded during the accounting period in which it becomes known. In the ordinary course of business, management prepares updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effects of these updated estimates are reflected in the period in which they become known. The financial impact of any revisions to an individual contract is a function of the amount of the revision and the percentage of completion of the contract itself. An amount up to the costs that have been incurred involving unapproved change orders and claims are included in the total estimated revenue when the realization is probable. The amount of unapproved change orders and claim revenues are included in our consolidated balance sheet as part of costs and estimated earnings in excess of billings. Any profit as a result of change orders or claims is recorded in the period in which the change order or claim is resolved.

Costs and estimated earnings in excess of billings represents the excess of contract costs and contract revenue recognized to date on the percentage of completion accounting method over contract billings to date. Costs and estimated earnings in excess of billings occur when:

•	costs related to unapproved change orders or claims are incurred, or

•	a portion of the revenue recorded cannot be billed currently due to the billing terms in the contract.

As allowed by ASC Topic 605-35, revenue is recognized on smaller, short-term construction contracts using the completed contract method. Layne’s contracts which utilize the completed contract method of revenue recognition have contract terms of twelve months or less. Layne determines contracts such as these completed upon acceptance by the customer.

Contracts for mineral exploration drilling services within Mineral Services are billable based on the quantity of drilling performed. Revenues are recognized in terms of the value of total work performed to date on the basis of actual footage or meterage drilled.

Revenues for direct sales of equipment and other ancillary products not provided in conjunction with the performance of construction contracts are recognized at the date of delivery to, and acceptance by, the customer. Provisions for estimated warranty obligations are made in the period in which the sales occur.

The percentage of Layne’s revenues recognized by percentage of completion, mineral drilling services, completed contract and direct sales to total revenues for each of the fiscal years as presented in the consolidated statements of operations are:

Approximate Percentage of Total Revenue	January 31, 2014	January 31, 2013	January 31, 2012
Percentage of Completion	75%	70%	70%
Mineral Drilling Services	11%	17%	18%
Completed Contract	11%	10%	9%
Direct Sales	3%	3%	3%

Total Revenue	100%	100%	100%

Impairment of Goodwill, Other Long-lived Assets and Equity Method Investments – Layne reviews the carrying value of goodwill and equity method investments whenever events or changes in circumstances indicate that such carrying values may not be recoverable, and at least annually for goodwill.

The evaluation for goodwill impairment is conducted at the reporting unit level. Layne’s reporting units are the same as its operating segments. The evaluation is performed by using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, then a second step must be completed in order to determine the amount of the goodwill impairment that should be recorded. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill (including any unrecognized intangible assets) in a manner similar to a purchase price allocation. The resulting implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge is recorded for the difference.

Layne considers both a market approach and an income approach in estimating the fair value of each reporting unit in our analysis. The market approach may include use of the guideline transaction method, the guideline company method, or both. Layne considers the guideline company method by using market multiples of publically traded companies with operating characteristics similar to the respective reporting unit. The income approach uses projections of each reporting unit’s estimated cash flows discounted using a weighted average cost of capital that reflects current market conditions. Management also compares the aggregate fair value of our reporting units to our market capitalization plus a control premium.

Management uses judgment to determine the more significant assumptions used in the income approach, which are subject to change as a result of changing economic and competitive conditions, are as follows:

•	Anticipated future cash flows and long-term growth rates for each reporting unit. The income approach to determining fair value relies on the timing and estimates of future cash flows, including an estimate of long-term growth rates. The projections use management’s estimates of economic and market conditions over the projected period including growth rates in sales and estimates of expected changes in operating margins. Layne’s projections of future expected cash flows are subject to change as actual results are achieved that differ from those anticipated. Actual results could vary significantly from estimates. To develop cash flows from future operating margins and new contract awards, Layne tracks prospective work for each of our reporting units on a contract by contract basis as well as estimating time of when the work would be bid, awarded, started and completed.

•	Selection of an appropriate discount rate. The income approach requires the selection of an appropriate discount rate, which is based on a weighted-average cost of capital analysis. The discount rate is subject to changes in short-term interest rates and long-term yield as well as variances in the typical capital structure of marketplace participants in our industry. The discount rate is determined based on assumptions that would be used by marketplace participants, and for that reason, the capital structure of selected marketplace participants was used in the weighted-average cost of capital analysis. Given the current volatile economic conditions, it is possible that the discount rate could change.

On a quarterly basis Layne considers whether events or changes in circumstances indicate that assets, including goodwill might be impaired. In conjunction with this analysis, it evaluates whether the current market capitalization is less than equity and specifically consider (1) changes in macroeconomic conditions, (2) changes in general economic conditions in the industry including any declines in market-dependent multiples, (3) cost factors such as increases in materials, labor, or other costs that have a negative effect on earnings and cash flows analyses, and (4) the impact of current market conditions on its forecast of future cash flows including consideration of specific projects in backlog, pending awards, or large prospect opportunities. Layne also evaluates the most recent assessment of the fair value for each of the reporting units, considering whether the current forecast of future cash flows is in line with those used in the annual impairment assessment and whether there are any significant changes in trends or any other material assumptions used. As a result of this process, Layne determined the carrying value of Geoconstruction’s goodwill exceeded its fair value and recorded an impairment charge of $14.6 million during the second quarter of FY2014. See Note 5 to the Consolidated Financial Statements for a discussion of impairment charges recorded.

As of January 31, 2014, Layne concluded there was not an impairment of the remaining goodwill. Inliner is the only reporting unit with remaining goodwill and as of January 31, 2014, the fair value of this reporting unit significantly exceeded the carrying value of $8.9 million.

Long-lived assets, including amortizable intangible assets are reviewed for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors management considers important which could trigger an impairment review include but are not limited to the following:

•	significant underperformance of our assets;

•	significant changes in the use of the assets; and

•	significant negative industry or economic trends.

An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value, which is generally calculated using a combination of market, comparable transaction and discounted cash flow approaches. Based on the declines in operating performance during FY2014 in Heavy Civil, Geoconstruction and Mineral Services, Layne reviewed the recoverability of the asset values of its equipment. No impairments were indicated by this analysis.

A loss in value of an equity method investment is recognized when the decline is deemed to be other than temporary. Unforeseen events and changes in market conditions could have a material effect on the value of equity method investments due to changes in estimated sales growth rates and estimates of expected changes in operating margins, and could result in an impairment charge. No impairment charges were recorded to equity method investments during FY2014, FY2013 or FY2012. The investment in affiliates balance as of January 31, 2014 was $67.3 million.

Income Taxes – Income taxes are provided using the asset/liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. Deferred tax assets are reviewed for recoverability on a jurisdictional basis. In assessing the need for a valuation allowance, Layne considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. Critical estimates and assumptions related to deferred taxes include items such as uncertainty of future taxable income and ongoing prudent and feasible tax planning strategies, the high number of tax jurisdictions in which Layne operates and the related complexities and uncertain outcome of audits and reviews by foreign tax officials. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Accounting guidance states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses.

For the year ended January 31, 2014, Layne reached a cumulative domestic three year loss, and therefore gave little consideration to forecasted book income in future years as a source of positive evidence. Layne also considered the periods in which future reversals of existing taxable and deductible temporary differences are likely to occur, future taxable income, taxable income available in prior carryback years, and the availability of tax-planning strategies when determining realizability of recorded deferred tax assets. Layne performed a similar analysis for its foreign subsidiaries with deferred tax assets in order to assess their realizability. As a result, during the fiscal year ended January 31, 2014, Layne recorded a valuation allowance of $78.1 million, of which $54.4 million related to deferred tax assets established in a prior year and $23.7 million related to deferred tax assets established in the current year. Layne had a $3.7 million domestic deferred tax liability recorded at January 31, 2014 on a basis difference relating to certain minority equity interest for which the timing of the basis reversal cannot be controlled due to its minority ownership interest, nor was a tax planning strategy identified to realize the basis difference in a period that would be offset by operation losses or other deductible temporary differences.

As of January 31, 2014, Layne maintains a $1.3 million foreign deferred tax asset relating to certain foreign subsidiaries. In order to realize the remaining deferred tax assets, Layne’s foreign subsidiaries will need to generate taxable income of approximately $4.7 million in their respective jurisdictions where the deferred tax assets are recorded. Layne will continue to monitor results of those foreign subsidiaries, and if those subsidiaries are unable to generate sufficient operation profits there may be additional valuation allowances recorded in future periods.